Exhibit 99.1

MiX Telematics Reports Third Quarter Fiscal 2021 U.S. GAAP Financial Results

Third Quarter Highlights:
•Subscription revenues of $29.1 million
•Net subscriber base of over 749,000 subscribers
•Net income of $5.9 million
•Adjusted EBITDA of $9.5 million, at a 28.0% margin
•Net cash provided by operating activities of $10.2 million leading to positive free cash flow of $8.7 million
•Cash and cash equivalents of $44.0 million at quarter end

Midrand, South Africa and Boca Raton, January 28, 2021 - MiX Telematics Limited (“MiX Telematics”) (NYSE: MIXT, JSE: MIX), a leading global provider of fleet and mobile asset management solutions delivered as Software-as-a-Service (“SaaS”), today announced financial results, in accordance with accounting principles generally accepted in the United States (“GAAP”), for the third quarter, which ended December 31, 2020.

“MiX Telematics reported third quarter results highlighted by sequential growth in subscription revenue and very strong profitability and free cash flow. We saw modestly improved performance in our premium and light fleet segments for the second straight quarter even as we continue to manage through the impact of COVID-19 on certain key vertical markets,” said Stefan Joselowitz, Chief Executive Officer of MiX Telematics.

Joselowitz continued, “As we look ahead, we are very encouraged by the strategic conversations we are having with large fleet operators on the greater role telematics will play in their future operations. This gives us confidence MiX is well positioned to return to attractive subscription revenue growth rates once the economy normalizes.”

Financial Results for the Three Months Ended December 31, 2020

Subscription Revenues: Subscription revenues were $29.1 million, a decrease of 10.2% compared to $32.4 million for the third quarter of fiscal 2020. Subscription revenues represented 85.2% of total revenues during the third quarter of fiscal 2021. Subscription revenues decreased by 7.3% on a constant currency basis, year over year. The decline in constant currency subscription revenue was primarily due to the contraction in the Company’s subscriber base as a result of economic conditions attributable to the COVID-19 pandemic. During the third quarter of fiscal 2021, the Company’s subscriber base contracted by a net 18,300 subscribers. The contraction is primarily attributable to our low ARPU asset tracking subscribers.

The majority of our revenues and subscription revenues are derived from currencies other than the U.S. Dollar. Accordingly, the strengthening of the U.S. Dollar against these currencies (in particular against the South African Rand) following currency volatility arising from the economic disruption caused by COVID-19, has negatively impacted our revenue and subscription revenues reported in U.S. Dollars. Compared to the third quarter of fiscal year 2020, the South African Rand weakened by 6% against the U.S. Dollar. The Rand/U.S. Dollar exchange rate averaged R15.65 in the third quarter of fiscal year 2021 compared to an average of R14.71 during the third quarter of fiscal year 2020. The impact of translating foreign currencies to U.S. Dollars at the average exchange rates during the third quarter of fiscal 2021 led to a 2.9% reduction in reported U.S. Dollar subscription revenues.

Total Revenues: Total revenues were $34.1 million, a decrease of 6.5% compared to $36.5 million for the third quarter of fiscal 2020. Total revenues decreased by 3.6% on a constant currency basis, year over year. Hardware and other revenues were $5.0 million, an increase of 22.5%, compared to $4.1 million for the third quarter of fiscal 2020.

The impact of translating foreign currencies to U.S. Dollars at the average exchange rates during the third quarter of fiscal 2021 led to a 2.9% reduction in reported U.S. Dollar revenues.

Gross Margin: Gross profit was $21.3 million, compared to $23.5 million for the third quarter of fiscal 2020. Gross profit margin was 62.5%, compared to 64.6% for the third quarter of fiscal 2020.

Income From Operations: Income from operations was $5.0 million, compared to $5.2 million for the third quarter of fiscal 2020. Operating income margin was 14.8%, compared to 14.2% for the third quarter of fiscal 2020. Operating expenses of $16.3 million decreased by $2.1 million, or 11.5%, compared to the third quarter of fiscal 2020.

Net Income and Earnings Per Share: Net income was $5.9 million, compared to net income of $5.1 million in the third quarter of fiscal 2020. Net income included a net foreign exchange loss of $0.1 million before tax, as well as a $2.7 million deferred tax credit on a U.S. Dollar intercompany loan between MiX Telematics and MiX Telematics Investments Proprietary Limited (“MiX Investments”), a wholly-owned subsidiary of the Company. During the third quarter of fiscal 2020, net income included a net foreign exchange loss of $0.2 million and a $1.5 million deferred tax credit on a U.S. Dollar intercompany loan between MiX Telematics and MiX Investments.

Earnings per diluted ordinary share was 1.1 U.S. cents, compared to 0.9 U.S. cents in the third quarter of fiscal 2020. For the third quarter of fiscal 2021, the calculation was based on diluted weighted average ordinary shares in issue of 559.8 million compared to 562.4 million diluted weighted average ordinary shares in issue during the third quarter of fiscal 2020. On a ratio of 25 ordinary shares to one American Depositary Share (“ADS”), earnings per diluted ADS was 26 U.S. cents compared to 23 U.S. cents in the third quarter of fiscal 2020.

The Company’s effective tax rate was negative 18.7%, compared to negative 2.4% in the third quarter of fiscal 2020. Ignoring the impact of net foreign exchange losses net of tax, the tax rate used in determining non-GAAP net income below was 34.3% compared to 25.9% in the third quarter of fiscal 2020.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP measure, was $9.5 million, compared to $10.1 million for the third quarter of fiscal 2020. Adjusted EBITDA margin, a non-GAAP measure, for the third quarter of fiscal 2021 was 28.0%, compared to 27.8% for the third quarter of fiscal 2020.

Non-GAAP Net Income and Non-GAAP Net Income Per Share: Non-GAAP net income was $3.4 million, compared to $3.8 million for the third quarter of fiscal 2020. Non-GAAP net income per diluted ordinary share was 0.6 U.S. cents, compared to 0.7 U.S. cents in the third quarter of fiscal 2020. At a ratio of 25 ordinary shares to one ADS, the non-GAAP net income per diluted ADS was 15 U.S. cents compared to 17 U.S. cents in the third quarter of fiscal 2020.

Cash and Cash Equivalents and Cash Flow: At December 31, 2020, the Company had $44.0 million of cash and cash equivalents, compared to $18.0 million at March 31, 2020.

Net cash provided by operating activities for the three months ended December 31, 2020 was $10.2 million compared to $7.3 million for the three months ended December 31, 2019. The Company invested $1.5 million in capital expenditures (including investments in in-vehicle devices of $0.4 million), leading to free cash flow, a non-GAAP measure, of $8.7 million in the quarter. The Company generated free cash flow of $1.3 million for the third quarter of fiscal 2020 when the Company invested $6.0 million in capital expenditures (including investments in in-vehicle devices of $4.5 million).

Net cash utilized by financing activities amounted to $1.7 million for the third quarter of fiscal 2021, compared to $0.2 million utilized during the third quarter of fiscal 2020. The cash utilized by financing activities during the third quarter of fiscal 2021 consisted of dividends paid of $1.4 million and $0.3 million from a reduction in facilities utilized. The cash utilized in financing activities during the third quarter of fiscal 2020 consisted of dividends paid of $1.5 million offset by facilities utilized of $1.3 million.

During the quarter, the South African Rand strengthened against the U.S. Dollar from R17.00 at September 30, 2020 to R14.65 at December 31, 2020 and as a result, cash increased by $3.1 million due to foreign exchange gains.

Quarterly Dividend
The most recent dividend payment of 4 South African cents (0.3 U.S. cents) per ordinary share and 1 South African Rand (7 U.S. cents) per ADS was paid on November 23, 2020 to shareholders on record on November 20, 2020. A dividend of 4 South African cents per ordinary share and 1 South African Rand per ADS will be paid on March 9, 2021 to shareholders on record as of the close of business on February 19, 2021.

The details with respect to the dividends declared for holders of our ADSs are as follows:
Ex dividend on New York Stock Exchange (NYSE)        Thursday, February 18, 2021
Record date                        Friday, February 19, 2021
Approximate date of currency conversion            Monday, February 22, 2021
Approximate dividend payment date            Tuesday, March 9, 2021

Share Repurchases
No shares were repurchased during the three months ended December 31, 2020.

Business Outlook
Due to the uncertainty surrounding the level of business disruption as a result of the spread of COVID-19, the Company has suspended its practice of issuing financial guidance and as a consequence no guidance has been issued for the full 2021 fiscal year.

Conference Call Information
MiX Telematics management will host a conference call and audio webcast at 8:00 a.m. (Eastern Daylight Time) and 3:00 p.m. (South African Time) on Thursday, January 28, 2021 to discuss the Company’s financial results and current business outlook:
•The live webcast of the call will be available at the “Investor Information” page of the Company’s website,
http://investor.mixtelematics.com.
•To access the call, dial +1-877-451-6152 (within the United States) or 0 800 983 831 (within South Africa) or +1-201-389-0879 (outside of the United States). The conference ID is 13715107.
•A replay of this conference call will be available for a limited time at +1-844-512-2921 (within the United States) or +1-412-317-6671 (within South Africa or outside of the United States). The replay conference ID is 13715107.
•A replay of the webcast will also be available for a limited time at http://investor.mixtelematics.com.

About MiX Telematics Limited
MiX Telematics is a leading global provider of fleet and mobile asset management solutions delivered as SaaS to customers managing over 749,000 assets in approximately 120 countries. The Company’s products and services provide enterprise fleets, small fleets and consumers with solutions for safety, efficiency, risk and security. MiX Telematics was founded in 1996 and has offices in South Africa, the United Kingdom, the United States, Uganda, Brazil, Australia, Romania, Thailand and the United Arab Emirates as well as a network of more than 130 fleet partners worldwide. MiX Telematics shares are publicly traded on the Johannesburg Stock Exchange (JSE: MIX) and MiX Telematics American Depositary Shares are listed on the New York Stock Exchange (NYSE: MIXT). For more information visit www.mixtelematics.com.

Forward-Looking Statements
This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding our position to execute on our growth strategy, and our ability to expand our leadership position. These forward-looking statements include, but are not limited to, Company’s beliefs, plans, goals, objectives, expectations, assumptions, estimates, intentions, future performance, other statements that are not historical facts and statements identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or words of similar meaning. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in, or suggested by, these forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved.

Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of known and unknown risks and uncertainties, some of which are beyond our control including, without limitation:

•the severity and duration of the COVID-19 pandemic, the pandemic’s economic impact on the geographical locations of our regional service organizations and central service organization, the impact of the pandemic on our customers’ ability to meet their financial obligations, our ability to implement cost containment and business recovery strategies during the pandemic, local and foreign government regulations implemented to combat the pandemic and any future developments on the pandemic;
•our ability to attract, sell to and retain customers;
•our ability to improve our growth strategies successfully, including our ability to increase sales to existing customers;
•our ability to adapt to rapid technological change in our industry;
•competition from industry consolidation;

•loss of key personnel or our failure to attract, train and retain other highly qualified personnel;
•our ability to integrate any businesses we acquire;
•the introduction of new solutions and international expansion;
•our dependence on key suppliers and vendors to manufacture our hardware;
•our dependence on our network of dealers and distributors to sell our solutions;
•businesses may not continue to adopt fleet management solutions;
•our future business and system development, results of operations and financial condition;
•expected changes in our profitability and certain cost or expense items as a percentage of our revenue;
•changes in the practices of insurance companies;
•the impact of laws and regulations relating to the Internet and data privacy;
•our ability to protect our intellectual property and proprietary technologies and address any infringement claims;
•our ability to defend ourselves from litigation or administrative proceedings relating to labor, regulatory, tax or similar issues;
•significant disruption in service on, or security breaches of, our websites or computer systems;
•our dependence on third-party technology;
•fluctuations in the value of the South African Rand;
•economic, social, political, labor and other conditions and developments in South Africa and globally;
•our ability to issue securities and access the capital markets in the future; and
•other risks set forth in our filings with the U.S. Securities Exchange Commission.

We assume no obligation to update any forward-looking statements contained in this press release and expressly disclaim any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law.

Use of Non-GAAP Financial Measures
This press release and the accompanying tables include references to Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP net income and non-GAAP net income per share, free cash flow and constant currency, which are non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses these measures, please see Annexure A titled “Non-GAAP Financial Measures”. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP is provided in Annexure A.

Investor Contact
Brian Denyeau
ICR for MiX Telematics
ir@mixtelematics.com
+1-855-564-9835

January 28, 2021

MIX TELEMATICS LIMITED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	March 31, 2020	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$17,953	$43,999
Restricted cash	699	780
Accounts receivables, net	24,100	19,483
Inventory, net	3,271	3,476
Prepaid expenses and other current assets	7,375	7,789
Total current assets	53,398	75,527
Property and equipment, net	30,019	26,514
Goodwill	37,923	44,388
Intangible assets, net	15,007	18,585
Deferred tax assets	3,108	3,992
Other assets	4,200	4,543
Total assets	$143,655	$173,549

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$2,367	$2,892
Accounts payables	5,251	4,511
Accrued expenses and other liabilities	14,839	21,517
Deferred revenue	5,077	7,670
Total current liabilities	27,534	36,590
Deferred tax liabilities	11,436	8,448
Long-term accrued expenses and other liabilities	5,660	5,389
Total liabilities	44,630	50,427

Stockholders’ equity:
MiX Telematics Limited stockholders’ equity
Preferred stock: 100 million shares authorized but not issued	—	—
Common stock: 600.9 million and 605.1 million no-par value shares issued and outstanding as of March 31, 2020 and December 31, 2020, respectively	66,522	67,376
Less treasury stock at cost: 54 million shares as of March 31, 2020 and December 31, 2020	(17,315)	(17,315)
Retained earnings	67,482	75,381
Accumulated other comprehensive (loss)/income	(11,070)	3,314
Additional paid-in capital	(6,599)	(5,639)
Total MiX Telematics Limited stockholders’ equity	99,020	123,117
Non-controlling interest	5	5
Total stockholders’ equity	99,025	123,122

Total liabilities and stockholders’ equity	$143,655	$173,549

MIX TELEMATICS LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2020	2019	2020
Revenue
Subscription	$32,362	$29,072	$96,099	$82,570
Hardware and other	4,107	5,032	13,314	9,979
Total revenue	36,469	34,104	109,413	92,549
Cost of revenue
Subscriptions	10,078	8,889	28,790	23,914
Hardware and other	2,842	3,915	8,803	7,765
Total cost of revenue	12,920	12,804	37,593	31,679
Gross profit	23,549	21,300	71,820	60,870
Operating expenses
Sales and marketing	3,481	2,882	10,210	8,075
Administration and other	14,895	13,384	44,297	40,506
Total operating expenses	18,376	16,266	54,507	48,581
Income from operations	5,173	5,034	17,313	12,289
Other (expense)/income	(178)	(95)	145	(270)
Net interest (expense)/income	(20)	58	57	(82)
Income before income tax expense	4,975	4,997	17,515	11,937
Income tax benefit/(expense)	119	936	(4,079)	(130)
Net income	5,094	5,933	13,436	11,807
Less: Net income attributable to non-controlling interest	—	—	—	—
Net income attributable to MiX Telematics Limited	$5,094	$5,933	$13,436	$11,807

Net income per ordinary share:
Basic	$0.01	$0.01	$0.02	$0.02
Diluted	$0.01	$0.01	$0.02	$0.02

Net income per American Depositary Share:
Basic	$0.23	$0.27	$0.60	$0.54
Diluted	$0.23	$0.26	$0.59	$0.53

Ordinary shares:
Weighted average	550,133	551,106	555,635	548,752
Diluted weighted average	562,412	559,845	570,531	559,172

American Depositary Shares:
Weighted average	22,005	22,044	22,225	21,950
Diluted weighted average	22,496	22,394	22,821	22,367

MIX TELEMATICS LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended December 31,
	2019	2020
Cash flows from operating activities:
Cash generated from operations	$24,858	$33,156
Interest received	571	496
Interest paid	(173)	(281)
Income tax paid	(3,378)	(2,437)
Net cash provided by operating activities	21,878	30,934

Cash flows from investing activities:
Acquisition of property and equipment – in-vehicle devices	(12,955)	(2,957)
Acquisition of property and equipment – other	(629)	(264)
Proceeds from the sale of property and equipment	1,321	—
Acquisition of intangible assets	(4,010)	(2,968)
Loans to external parties	(349)	—
Net cash used in investing activities	(16,622)	(6,189)

Cash flows from financing activities:
Proceeds from issuance of ordinary shares in relation to stock options exercised	—	854
Cash paid for ordinary shares repurchased	(8,188)	—
Cash paid on dividends to MiX Telematics Limited stockholders	(4,615)	(3,901)
Movement in short-term debt	1,815	428
Net cash used in financing activities	(10,988)	(2,619)

Net (decrease)/increase in cash and cash equivalents, and restricted cash	(5,732)	22,126
Cash and cash equivalents, and restricted cash at beginning of the period	27,838	18,652
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	309	4,001
Cash and cash equivalents, and restricted cash at end of the period	$22,415	$44,779

Segment Information
Our operating segments are based on the geographical location of our Regional Sales Offices (“RSOs”) and also include our Central Services Organization (“CSO”). CSO is our central services organization that wholesales our products and services to our RSOs who, in turn, interface with our end-customers, distributors and dealers. CSO is also responsible for the development of our hardware and software platforms and provides common marketing, product management, technical and distribution support to each of our other operating segments.

Each RSO’s results reflect the external revenue earned, as well as its performance before the remaining CSO and corporate costs allocations. Segment performance is measured and evaluated by the chief operating decision maker (“CODM”) using Segment Adjusted EBITDA, which is a measure which uses net income, determined under International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, as a starting point. Prior to the publication of the financial results for the year ended March 31, 2020, the Company published results under IFRS only, which is the reason for the CODM using a performance measure based on IFRS.

The segment information provided to the CODM is as follows (in thousands and unaudited):

	Three Months Ended December 31, 2019
	Subscription Revenue	Hardware and Other Revenue	Total Revenue	Segment Adjusted EBITDA
Regional Sales Offices
Africa	$17,936	$1,247	$19,183	$8,578
Europe	3,010	885	3,895	1,513
Americas	5,573	448	6,021	2,422
Middle East and Australasia	4,460	1,399	5,859	2,703
Brazil	1,355	127	1,482	581
Total Regional Sales Offices	32,334	4,106	36,440	15,797
Central Services Organization	28	1	29	(2,709)
Total Segment Results	$32,362	$4,107	$36,469	$13,088

	Three Months Ended December 31, 2020
	Subscription Revenue	Hardware and Other Revenue	Total Revenue	Segment Adjusted EBITDA
Regional Sales Offices
Africa	$16,205	$1,858	$18,063	$8,407
Europe	3,116	1,305	4,421	1,718
Americas	4,582	236	4,818	1,332
Middle East and Australasia	4,174	1,596	5,770	2,516
Brazil	978	27	1,005	347
Total Regional Sales Offices	29,055	5,022	34,077	14,320
Central Services Organization	17	10	27	(1,836)
Total Segment Results	$29,072	$5,032	$34,104	$12,484

	Nine Months Ended December 31, 2019
	Subscription Revenue	Hardware and Other Revenue	Total Revenue	Segment Adjusted EBITDA
Regional Sales Offices
Africa	$53,490	$4,066	$57,556	$25,520
Europe	8,659	2,202	10,861	3,951
Americas	16,910	1,788	18,698	7,786
Middle East and Australasia	13,038	4,645	17,683	8,271
Brazil	3,922	574	4,496	1,875
Total Regional Sales Offices	96,019	13,275	109,294	47,403
Central Services Organization	80	39	119	(7,884)
Total Segment Results	$96,099	$13,314	$109,413	$39,519

	Nine Months Ended December 31, 2020
	Subscription Revenue	Hardware and Other Revenue	Total Revenue	Segment Adjusted EBITDA
Regional Sales Offices
Africa	$44,983	$4,094	$49,077	$22,901
Europe	8,885	1,913	10,798	4,556
Americas	13,543	631	14,174	4,910
Middle East and Australasia	12,173	3,253	15,426	6,839
Brazil	2,937	78	3,015	1,120
Total Regional Sales Offices	82,521	9,969	92,490	40,326
Central Services Organization	49	10	59	(5,373)
Total Segment Results	$82,570	$9,979	$92,549	$34,953

The following table (unaudited and shown in thousands) reconciles total Segment Adjusted EBITDA to income before tax expense for the periods shown:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2020	2019	2020
Segment Adjusted EBITDA	$13,088	$12,484	$39,519	$34,953
Corporate and consolidation entries	(2,111)	(2,253)	(6,088)	(7,090)
Operating lease costs (1)	(476)	(423)	(1,203)	(1,214)
Product development costs (2)	(376)	(262)	(1,066)	(776)
Depreciation and amortization	(4,830)	(4,099)	(13,483)	(11,563)
Impairment of long-lived assets	—	(6)	—	(7)
Stock-based compensation costs	(144)	(366)	(433)	(960)
(Increase)/decrease in restructuring costs (3)	—	(31)	1	(1,028)
Net profit/(loss) on sale of property and equipment	17	—	373	(8)
Net foreign exchange losses	(173)	(105)	(162)	(288)
Net interest (expense)/income	(20)	58	57	(82)
Income before tax expense	$4,975	$4,997	$17,515	$11,937

Description of reconciling items:
1.For the purposes of calculating Segment Adjusted EBITDA, operating leases have been capitalized, except for leases with a term of no more than 12 months or leases of low value assets. Where operating leases are capitalized for segment purposes, the amortization of the right-of-use asset and the interest on the operating lease liability are excluded from the Segment Adjusted EBITDA. Therefore, in order to reconcile Segment Adjusted EBITDA to income before taxes, the total lease expense in respect of operating leases needs to be deducted.

2.For segment reporting purposes, product development costs, which do not meet the capitalization requirements under ASC 730 Research and Development or under ASC 985 Software, are capitalized and amortized. The amortization is excluded from Segment Adjusted EBITDA. In order to reconcile Segment Adjusted EBITDA to net income before taxes, product development costs capitalized for segment reporting purposes need to be deducted.

3.For the nine months ended December 31, 2020, $0.6 million, $0.2 million, $0.1 million and $0.1 million of the restructuring costs related to the CSO, Africa, North America and Middle East and Australasia reporting segments, respectively.

Annexure A: Non-GAAP Financial Measures

We use certain measures to assess the financial performance of the business. Certain of these measures are termed “non-GAAP measures” because they exclude amounts that are included in, or include amounts that are excluded from, the most directly comparable measure calculated and presented in accordance with GAAP, or are calculated using financial measures that are not calculated in accordance with GAAP. These non-GAAP measures include Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP net income and non-GAAP net income per share, free cash flow and constant currency.

An explanation of the relevance of each of the non-GAAP measures, a reconciliation of the non-GAAP measures to the most directly comparable measures calculated and presented in accordance with GAAP and a discussion of their limitations is set out below. We do not regard these non-GAAP measures as a substitute for, or superior to, the equivalent measures calculated and presented in accordance with GAAP or those calculated using financial measures that are calculated in accordance with GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and Adjusted EBITDA margin are two of the profit measures reviewed by the chief operating decision maker (“CODM”). We define Adjusted EBITDA as the income before income taxes, net interest income, net foreign exchange gains/(losses), depreciation of property and equipment including capitalized customer in-vehicle devices, amortization of intangible assets including capitalized internal-use software development costs and intangible assets identified as part of a business combination, stock-based compensation costs, restructuring costs and profits/(losses) on the disposal or impairments of assets or subsidiaries. We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue.

We have included Adjusted EBITDA and Adjusted EBITDA margin in this press release because they are key measures that the Company’s management and Board of Directors use to understand and evaluate its core operating performance and trends; to prepare and approve its annual budget; and to develop short and long-term operational plans. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA and Adjusted EBITDA margin can provide a useful measure for period-to-period comparisons of the Company’s core business. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating its operating results.

A reconciliation of net income to Adjusted EBITDA, the most directly comparable financial measure presented in accordance with GAAP, for the periods shown is presented below (in thousands and unaudited):

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2020	2019	2020
Net income	$5,094	$5,933	$13,436	$11,807
(Less)/plus: Income tax (benefit)/expense	(119)	(936)	4,079	130
Plus/(less): Net interest expense/(income)	20	(58)	(57)	82
Plus: Foreign exchange losses	173	105	162	288
Plus: Depreciation (1)	3,821	3,132	10,563	8,914
Plus: Amortization (2)	1,009	967	2,920	2,649
Plus: Impairment of long-lived assets	—	6	—	7
Plus: Stock-based compensation costs	144	366	433	960
(Less)/plus: Net (profit)/loss on sale of property and equipment	(17)	—	(373)	8
Plus/(less): Restructuring costs	—	31	(1)	1,028
Adjusted EBITDA	$10,125	$9,546	$31,162	$25,873
Adjusted EBITDA margin	27.8%	28.0%	28.5%	28.0%

1.Includes depreciation of owned equipment (including in-vehicle devices).
2.Includes amortization of intangible assets (including intangible assets identified as part of a business combination).

Our use of Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider these performance measures in isolation from, or as a substitute for, analysis of our results as reported under GAAP.

Some of these limitations are:
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to the Company;
•other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure; and
•certain of the adjustments (such as restructuring costs, impairment of long-lived assets and others) made in calculating Adjusted EBITDA are those that management believes are not representative of our underlying operations and, therefore, are subjective in nature.

Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including income from operations, net income and our other results.

Non-GAAP Net Income and Non-GAAP Net Income Per Share
Non-GAAP net income is defined as net income excluding net foreign exchange gains/(losses) net of tax.
We have included non-GAAP net income per share in this press release because it provides a useful measure for period-to-period comparisons of our core business by excluding net foreign exchange gains/(losses) net of tax and associated tax consequences from earnings. Accordingly, we believe that non-GAAP net income per share provides useful information to investors and others in understanding and evaluating our operating results.

The following tables (in thousands, except per share data, and unaudited) reconcile Net Income to Non-GAAP Net Income and Diluted Net Income Per Ordinary Share or ADS to Non-GAAP Net Income Per Ordinary Share or ADS for the periods shown:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2020	2019	2020
Net income	$5,094	$5,933	$13,436	$11,807
Net foreign exchange losses	173	105	162	288
Income tax effect of net foreign exchange losses	(1,450)	(2,688)	(832)	(3,691)
Non-GAAP net income	$3,817	$3,350	$12,766	$8,404

Net income per ordinary share – diluted	$0.01	$0.01	$0.02	$0.02
Effect of net foreign exchange losses to net income	#	#	#	#
Income tax effect of net foreign exchange losses	#	#	#	#
Non-GAAP net income per ordinary share – diluted	$0.01	$0.01	$0.02	$0.02

Net income per ADS – diluted	$0.23	$0.26	$0.59	$0.53
Effect of net foreign exchange losses to net income	0.01	0.01	0.01	0.01
Income tax effect of net foreign exchange losses	(0.07)	(0.12)	(0.04)	(0.16)
Non-GAAP net income per ADS – diluted	$0.17	$0.15	$0.56	$0.38

# Amount less than $0.01

Free Cash Flow
Free cash flow is determined as net cash provided by operating activities less capital expenditure for investing activities. We believe that free cash flow provides useful information to investors and others in understanding and evaluating the Company’s cash flows as it provides detail of the amount of cash the Company generates or utilizes after accounting for all capital expenditures including investments in in-vehicle devices.

The following table (in thousands and unaudited) reconciles Net Cash Provided by Operating Activities to Free Cash Flow for the periods shown:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2020	2019	2020
Net cash provided by operating activities	$7,312	$10,176	$21,878	$30,934
Less: Capital expenditure payments	(6,015)	(1,467)	(17,594)	(6,189)
Free cash flow	$1,297	$8,709	$4,284	$24,745

Constant Currency
Constant currency information has been presented to illustrate the impact of changes in currency rates on the Company’s results. The constant currency information has been determined by adjusting the current financial reporting period results to the prior period average exchange rates, determined as the average of the monthly exchange rates applicable to the period. The measurement has been performed for each of the Company’s currencies, including the South African Rand and British Pound. The constant currency growth percentage has been calculated by utilizing the constant currency results compared to the prior period results.

The constant currency information represents non-GAAP information. We believe this provides a useful basis to measure the performance of our business as it removes distortion from the effects of foreign currency movements during the period.
Due to the significant portion of our customers who are invoiced in non-U.S. Dollar denominated currencies, we also calculate our subscription revenue growth rate on a constant currency basis, thereby removing the effect of currency fluctuation on our results of operations.
The following tables (in thousands, except year over year change) provide the unaudited constant currency reconciliation to the most directly comparable GAAP measure for the periods shown:

Subscription Revenue:
	Three Months Ended December 31,		Year Over Year Change
	2019	2020
Subscription revenue as reported	$32,362	$29,072	(10.2)%
Conversion impact of U.S. Dollar/other currencies	—	928	2.9%
Subscription revenue on a constant currency basis	$32,362	$30,000	(7.3)%

Total Revenue:
	Three Months Ended December 31,		Year Over Year Change
	2019	2020
Total revenue as reported	$36,469	$34,104	(6.5)%
Conversion impact of U.S. Dollar/other currencies	—	1,052	2.9%
Total revenue on a constant currency basis	$36,469	$35,156	(3.6)%

Subscription Revenue:
	Nine Months Ended December 31,		Year Over Year Change
	2019	2020
Subscription revenue as reported	$96,099	$82,570	(14.1)%
Conversion impact of U.S. Dollar/other currencies	—	6,994	7.3%
Subscription revenue on a constant currency basis	$96,099	$89,564	(6.8)%

Total Revenue:
	Nine Months Ended December 31,		Year Over Year Change
	2019	2020
Total revenue as reported	$109,413	$92,549	(15.4)%
Conversion impact of U.S. Dollar/other currencies	—	7,455	6.8%
Total revenue on a constant currency basis	$109,413	$100,004	(8.6)%